Exhibit 99.1

FOR IMMEDIATE RELEASE

VISTACARE, INC. DECLARES DIVIDEND DISTRIBUTION OF PREFERRED STOCK

PURCHASE RIGHTS

Fiscal Year Changed to End September 30th

SCOTTSDALE, AZ, August 19, 2004 – VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to stockholders. In addition, the Board has adopted a new fiscal year of September 30 effective for the fiscal 2004 year.

Richard R. Slager, President, CEO and Chairman of the Board of Directors stated, “The Board of Directors determined that adopting the Stockholder Rights Plan at this time is an effective and reasonable method to safeguard the interests of our stockholders. We are particularly concerned that the future benefits of current programs and initiatives could be denied to stockholders by an opportunistic, undervalued acquisition of the Company. The Rights Plan is designed to assure that stockholders are not deprived of their rights to share in the full measure of the Company’s long-term potential, while not preventing a fully valued bid for the Company. Published reports indicate that similar plans have been adopted by approximately 2,000 publicly traded companies.”

The Stockholder Rights Plan provides for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of VistaCare, Inc. Class A Common Stock. The dividend distribution will be made to stockholders of record as of August 30, 2004. Each stockholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to stockholders.

The Rights will be exercisable only if a person or group (except for certain exempted persons who now own more than 15% of the Company’s Class A Common Stock) acquires 15% or more of VistaCare’s Class A Common Stock or announces a tender offer that would result in ownership of 15% or more of the common stock. The Rights entitle the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $225.00 and will expire on August 30, 2014. Following the acquisition of 15% or more of VistaCare’s Class A Common Stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

VistaCare, Inc. will be able to redeem the Rights at $0.01 per Right at any time until a person or group acquires 15% or more of the Company’s shares. At least once every three years, a committee of the Company’s independent directors will review the Rights Agreement. Based upon its review, this committee may recommend that the Board of Directors modify or terminate the Stockholder Rights Plan.

A letter outlining the Stockholder Rights Plan in more detail will be sent to the Company’s stockholders following the record date.

Additionally, on August 18, 2004, the Company’s Board of Directors adopted a new fiscal year for the Company effective for the current 2004 fiscal year, which would otherwise have ended December 31, 2004. As a result of this change, the current fiscal year will now end on September 30, 2004. The Company intends to provide audited financial statements for the nine-month period ended September 30, 2004 and intends to file those financial statements with the Securities and Exchange Commission on or before December 13, 2004. Mr. Slager commented, “The decision to change the Company’s fiscal year was based upon a desire to align our corporate fiscal year with the regulatory fiscal year used by Medicare.”

While the Company does not intend to issue formal guidance for the nine month fiscal year ending September 30, 2004, it is confirming that the general business trends reflected in the guidance previously given for calendar year 2004 remain essentially unchanged. The Company intends to issue guidance for 2005 fiscal year shortly after that year commences.

About VistaCare

VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

Forward-Looking Statements

Certain statements contain in this press release regarding VistaCare, Inc.’s business which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “designed to,” “anticipate,” “plan,” “expectations” and similar expressions identify forward looking statements, which speak only of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patients’ length of stay, and estimating potential reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other health care professionals, VistaCare’s dependence on patient referral sources, and other factors detailed in the section identified as “Factors that

May Affect Future Results,” or “Risk Factors” in the Company’s most recently filing of the Form 10-Q, Form 10-K, or other filings with the Securities Exchange Commission.

Company Contacts:	Investor Contacts:	Media Contacts:
Mark Liebner	Douglas Sherk/Jennifer Beugelmans	Sheryl Seapy
Chief Financial Officer	EVC Group	EVC Group
(480)648-8778	(415)896-6820	(415)272-3323
ir@vistacare.com	dsherk@evcgroup.com	sseapy@evcgroup.com